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                                                                  Exhibit 4.1

                             THOMAS INDUSTRIES INC.
                     NONEMPLOYEE DIRECTOR STOCK OPTION PLAN

                                   ARTICLE I
                                    GENERAL


1.1  PURPOSE.

Thomas Industries Inc., a Delaware corporation (the "Company"), hereby adopts this Thomas Industries Inc. Nonemployee Director Stock Option Plan (the "Plan"). The purpose of the Plan is to increase the stock ownership of nonemployee directors and to foster and promote the long-term financial success of the Company by attracting and retaining outstanding nonemployee directors by enabling them to participate in the Company's growth through automatic, nondiscretionary grants of Options (as defined in Article II).

1.2  PARTICIPATION.

Only directors of the Company who at the time a grant is made meet the following criteria ("Directors") shall receive grants under the Plan: (a) the director is not, and has not been for at least one year, an employee or officer of the Company or any subsidiary of the Company; and (b) the director is a "disinterested person" as such term is defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") or any similar rule which may subsequently be in effect ("Rule 16b-3").

1.3  SHARES SUBJECT TO THE PLAN.

Shares of stock covered by grants under the Plan may be in whole or in part authorized and unissued, or treasury shares of the Company's common stock, or such other shares as may be substituted pursuant to Section 3.2 ("Common Stock"). The maximum number of shares of Common Stock which may be issued for all purposes under the Plan shall be 250,000 (subject to adjustment pursuant to Section 3.2). Any shares of Common Stock subject to an Option which for any reason is cancelled or terminated without having been exercised, shall again be available for grants under the Plan. No fractional shares shall be issued.

1.4  GENDER AND NUMBER.

Except when otherwise indicated by the context, words in the masculine gender when used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.


                                   ARTICLE II
                                 STOCK OPTIONS

2.1  GRANT OF STOCK OPTIONS.

Effective on the date of each annual meeting of the shareholders of the Company at which Directors are elected ("Annual Meeting") commencing with the Annual

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Meeting in 1994, each Director then in office will automatically be awarded a stock option (an "Option") under the Plan to purchase 2,000 (subject to adjustment pursuant to Section 3.2) shares of Common Stock. The Options are not intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended.

2.2  STOCK OPTION CERTIFICATES.

The grant of an Option shall be evidenced by a certificate executed by an officer of the Company.

2.3  OPTION PRICE.

The purchase price of Common Stock under each Option (the "Option Price") granted as of the Annual Meeting shall be the Fair Market Value of the Common Stock as of the date of the Annual Meeting.

2.4  EXERCISE AND TERM OF OPTION.

a. Options may be exercised by the delivery of written notice of exercise and the Option Price for the shares to be purchased to the Corporate Secretary of the Company. The Option Price shall be paid in cash (including check, bank draft, or money order) or, unless in the opinion of counsel to the Company to do so may result in a possible violation of law, by delivery of Common Stock already owned by the Director valued at Fair Market Value on the date of exercise. As soon as practicable after receipt of each notice and full payment, the Company shall deliver to the Director a certificate or certificates representing the acquired shares of Common Stock.

b. Each Option may be exercised at any time after the date it is granted until (subject to Section 3.1) the first to occur of the tenth anniversary of the date such Option was granted or the second anniversary of the date the Director ceases to be a Director (whether by death, disability, retirement, or resignation). In the event of the death of a former Director prior to the exercise of any Options which were then exercisable, such Options may be exercised as provided in Section 3.1 until the second anniversary of the date the former Director ceased to be a Director, provided, however, that no Option shall be exercisable within the first six months of its term.


                                  ARTICLE III
                            MISCELLANEOUS PROVISIONS

3.1  NON-TRANSFERABILITY; BENEFICIARIES.

No Option granted under the Plan shall be transferable by the Director otherwise than by will or, if the Director dies intestate, by the laws of descent and distribution. All grants shall be exercisable during the Director's lifetime only by the Director or his legal representative. Any transfer contrary to this Section 3.1 will nullify the Option. In the event of a Director's death prior to the exercise of any Options which were then exercisable, such Options may be exercised by the Director's beneficiary, designated as provided below, or, in the absence of any such designation, his estate. Each Director may name, from time to time, any beneficiary or

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beneficiaries (who may be named contingently or successively) who may exercise such Options and receive such certificates. Each designation will revoke all prior designations by such Director, will be in writing, and will be effective only when filed with the Corporate Secretary of the Company, during his lifetime.

3.2  ADJUSTMENTS UPON CERTAIN CHANGES.

In the event of a stock dividend or stock split, or combination, or other change in the number of issued shares of Common Stock, a merger, consolidation, reorganization, recapitalization, sale or exchange of substantially all assets, or dissolution of the Company, the Board of Directors of the Company ("Board of Directors") shall, in order to prevent the dilution or enlargement of rights under Options make such adjustments in the number and type of shares authorized by the Plan, the number and type of shares covered by outstanding Options, and the Option Prices specified therein as may be required to prevent such dilution or enlargement. In the event fractional shares would otherwise result from any such adjustment, the number of shares so authorized and covered and the prices thereof shall be further adjusted so as to eliminate such fractions.

3.3  AMENDMENT, SUSPENSION, AND TERMINATION OF PLAN.

a. The Board of Directors may suspend or terminate the Plan or any portion thereof at any time and may amend it from time to time in such respects as the Board of Directors may deem advisable in order that any grants thereunder shall conform to or otherwise reflect any change in applicable laws or regulations, or to permit the Company or the Directors to enjoy the benefits of any change in applicable laws or regulations, or in any other respect the Board of Directors may deem to be in the best interests of the Company; provided, however, that no such amendment shall, without stockholder approval to the extent required by law, agreement, or the rules of any exchange upon which the Common Stock is listed (a) except as provided in Section 3.2, materially increase the number of shares of Common Stock which may be issued under the Plan, (b) materially modify the requirements as to eligibility for participation in the Plan, (c) materially increase the benefits accruing to Directors under the Plan, or
    (d) extend the termination date of the Plan. No such amendment, suspension, or termination shall (x) impair the rights of Directors under any outstanding Options without the consent of the Directors affected thereby, or (y) make any change that would disqualify the Plan, or any other plan of the Company intended to be so qualified, from the exemption provided by Rule 16b-3.

b. The provisions of Sections 2.1 and 2.3 may not be amended more than once every six months other than to comply with changes in the Internal Revenue Code of 1986, the Employee Retirement Income Security Act of 1974, and the rules thereunder.

3.4  DEFINITION OF FAIR MARKET VALUE.

The term "Fair Market Value" as it relates to Common Stock on any given date means (a) the closing sales price of the Company's Common Stock as reported by the Composite Tape of the New York Stock Exchange (or, if not so reported, on any domestic stock exchanges on which the Common Stock is then listed); or (b)

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if the Common Stock is not listed on any domestic stock exchange, the closing sales price of the Company's Common Stock as reported by the National Association of Securities Dealers Automated Quotation System (or, if not so reported, by the system then regarded as the most reliable source of such quotations), or, if there are no reported sales on such date, the mean of the closing bid and asked prices as so reported; or (c) if the Common Stock is listed on a domestic exchange or quoted in the domestic over-the-counter market, but there are no reported sales or quotations, as the case may be, on the given date, the value determined pursuant to (a) or (b) above using the reported sales prices or quotations on the last previous date on which so reported; or (d) if none of the foregoing clauses apply, the fair value as determined in good faith by the Board of Directors.

3.5  PLAN NOT EXCLUSIVE.

The adoption of the Plan shall not preclude the adoption by appropriate means of any other stock option or other incentive plan for Directors.

3.6  LISTING, REGISTRATION, AND LEGAL COMPLIANCE.

Each Option shall be subject to the requirement that if at any time counsel to the Company shall determine that the listing, registration, or qualification thereof or of any shares of Common Stock or other property subject thereto upon any securities exchange or under any foreign, federal, or state securities or other law or regulation, or the consent or approval of any governmental body, or the taking of any other action to comply with or otherwise with respect to any such law or regulation, is necessary or desirable as a condition to or in connection with the grant of such Option, or the issue, delivery, or purchase of shares of Common Stock or other property thereunder, no such Option may be exercised unless such listing, registration, qualification, consent, approval, or other action shall have been effected or obtained free of any conditions not acceptable to the Company, and the holder of the Option will supply the Company with such certificates, representations, and information as the Company shall request and shall otherwise cooperate with the Company in effecting or obtaining such listing, registration, qualification, consent, approval, or other action. The Company may at any time impose any limitations upon the exercise of any Option which, in the opinion of the Board of Directors, are necessary or desirable in order to cause the Plan or any other plan of the Company to comply with Rule 16b-3. If the Company, as part of an offering of securities, or otherwise, finds it desirable because of foreign, federal, or state legal or regulatory requirements to reduce the period during which Options may be exercised, the Board of Directors may, without the holders' consent, so reduce such period on not less than 15 days' written notice to the holders thereof.

3.7  RIGHTS OF DIRECTORS.

Nothing in the Plan shall confer upon any Director any right to serve as a Director for a period of time or to continue his present or any other rate of compensation.

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3.8  REQUIREMENTS OF LAW; GOVERNING LAW.

The granting of Options and the issuance of shares of Common Stock shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware.

3.9  EFFECTIVE DATE.

The Plan shall, subject to the approval of the holders of a majority of the shares of Common Stock present, or represented, and entitled to be voted at the 1994 Annual Meeting, be deemed effective as of such Annual Meeting. No grants shall be made hereunder after April 21, 2004.